GNC Holdings, Inc. Reports First Quarter 2018 Results

•	Same store sales growth of 0.5%; third straight quarter of positive growth

•	Net income of $6.2 million and $20.1 million on an adjusted basis; Adjusted EBITDA of $59.3 million

•	Gross profit rate of 34.1%; the highest in six quarters

PITTSBURGH, April 26, 2018 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $607.5 million in the first quarter of 2018, compared with consolidated revenue of $654.9 million in the first quarter of 2017. The decrease was primarily due to the sale of Lucky Vitamin on September 30, 2017, which resulted in a $22.7 million reduction to revenue, and the termination of the U.S. Gold Card Member Pricing program in the prior year quarter, which resulted in a $23.0 million decrease in revenue.

Same store sales increased 0.5% in domestic company-owned stores (including GNC.com) in the first quarter of 2018. In domestic franchise locations, same store sales decreased 1.9%.

For the first quarter of 2018, the Company reported net income of $6.2 million compared with $24.7 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.07 in the current quarter compared with $0.36 in the prior year quarter. In the first quarter of 2018, the Company recorded a $16.7 million loss on debt refinancing. Excluding this item and other expenses outlined in the table below, adjusted net income was $20.1 million in the current quarter compared with $26.0 million in the prior year quarter and adjusted EPS was $0.24 in the current quarter compared with $0.38 in the prior year quarter.

Adjusted EBITDA, as defined and reconciled in the table below, was $59.3 million in the current quarter compared with $73.7 million in the prior year quarter. The prior year quarter includes the impact of $23.0 million in revenue and gross profit associated with the termination of the Gold Card Member Pricing program as well as higher marketing expense of approximately $6 million in connection with the launch of the media campaign around the One New GNC.

“During the first quarter of 2018, we continued to see the business improve, and were pleased with the progress of our strategic growth initiatives,” said Ken Martindale, CEO. “Notably, we delivered meaningful gross margin growth, driven primarily by increased penetration of our private label brands. We continue to work to leverage our strength in innovation, expand our international presence and deliver a consistent, compelling experience at every customer touch point.”

Key Updates

•	GNC brand mix for domestic system-wide sales increased to 50% in the first quarter compared with 48% in the fourth quarter of 2017 and 43% in the first quarter of 2017.

•
Slimvance, our category defining weight loss product, has successfully attracted new customers, drove a larger basket and despite overall sales declines, increased our share of the U.S. weight management market.

•
As of March 31, 2018, our loyalty membership increased 12.3% to 12.8 million members compared with December 31, 2017. Included in our loyalty membership at March 31, 2018 are 935,000 members enrolled in PRO Access, a 23.6% increase compared with December 31, 2017.

•
In the first quarter, the Company improved its financial flexibility through the extension of its debt maturities. In addition, the Company's strong sustainable cash flow will continue to be used to pay down debt.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $24.2 million, or 4.5%, to $512.4 million for the three months ended March 31, 2018 compared with $536.6 million in the prior year quarter.

In the prior year quarter, the discontinuation of the Gold Card Member Pricing program in the U.S. resulted in the recognition of deferred revenue of $23.0 million. In addition, company-owned store closures contributed an approximate $7 million decrease compared with the prior year quarter, while domestic franchise revenue declined $7.8 million due to a decrease in retail same store sales, as well as a reduction in the number of franchise stores. Partially offsetting the above decreases in revenue was an increase of $12.9 million relating to the Company’s loyalty programs, PRO Access and myGNC Rewards.

Operating income decreased $7.0 million to $43.5 million for the three months ended March 31, 2018 compared with $50.5 million for the same period in 2017. Operating income as a percentage of segment revenue was 8.5% in the current quarter compared with 9.4% in the prior year quarter. Excluding the impact of the prior year quarter recognition of deferred revenue related to the Gold Card Member Pricing program and the prior year quarter marketing costs in support of the One New GNC media campaign, operating income as a percentage of segment revenue increased 2.0% due to a higher sales mix of proprietary product.

International

Revenues in the International segment increased $0.3 million, or 0.8%, to $40.1 million in the current quarter compared with $39.8 million in the prior year quarter primarily due to an increase of $3.4 million in China cross-border e-commerce sales.

Operating income decreased $0.4 million, or 2.7%, to $14.5 million in the current quarter compared with $14.9 million in the prior year quarter. Operating income was 36.1% of segment revenue in the current quarter compared with 37.4% in the prior year quarter. The decrease in operating income percentage was primarily due to a higher mix of China sales, which contribute lower margins relative to franchise sales.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $0.7 million, or 1.4%, to $55.1 million for the three months ended March 31, 2018 compared with $55.8 million in the prior year quarter primarily due to a $0.9 million decrease in third-party contract manufacturing sales. Intersegment sales increased $3.4 million reflecting the Company's increasing focus on proprietary products.

Operating income decreased $2.3 million, or 13.3%, to $15.0 million for the three months ended March 31, 2018 compared with $17.3 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 14.7% in the prior year quarter to 12.5% in the current quarter primarily due to a lower margin rate from third-party contract manufacturing.

Cash Flow and Liquidity Metrics

For the three months ended March 31, 2018, the Company generated net cash from operating activities of $25.1 million, a $21.0 million decrease compared with the three months ended March 31, 2017 of $46.1 million. The decrease was primarily related to $15.8 million in fees paid to third-parties in connection with the Amendment to the Company's Senior Credit Facility.

For the three months ended March 31, 2018, the Company generated an increase in free cash flow of $4.0 million or 12.0% from $33.4 million for the three months ended March 31, 2017 to $37.4 million for the three months ended

March 31, 2018. The Company defines free cash flow as cash provided by operating activities (excluding fees relating to the debt refinancing) less cash used in investing activities (excluding acquisitions except for store acquisitions). At March 31, 2018, the Company’s cash and cash equivalents were $53.9 million and debt was $1.3 billion, which includes $17.5 million in borrowings outstanding on its Revolving Credit Facility.

Store Count

At March 31, 2018, the Company had 3,385 corporate stores in the U.S. and Canada, 1,083 domestic franchise locations, 2,428 Rite Aid franchise store-within-a-store locations and 2,009 international locations. The Company now has 8,905 store locations worldwide. As part of the ongoing optimization of the Company's store portfolio, the Company intends to close approximately 200 stores in 2018.  Efforts toward favorable lease renegotiations or relocation opportunities are ongoing and may impact the amount of stores closings.  The Company expects a limited number of new store openings in 2018.

Update on Harbin Pharmaceutical Transaction

On April 26, 2018, shareholders of Harbin Pharmaceutical Group Holding Co., Ltd (“Hayao”) voted to approve the company’s $300 million investment in GNC.

As previously announced, on April 25, 2018, GNC convened and adjourned its Special Meeting of Stockholders (the “Special Meeting”) to allow additional time to solicit proxies and obtain a quorum for the meeting.

A substantial majority (over 92%) of the proxies received by GNC as of April 25, 2018 authorized a vote in favor of the issuance of convertible preferred shares to Hayao (the “Share Issuance Proposal”) in connection with Hayao’s strategic investment in GNC.  However, holders of only approximately 36% of the outstanding shares of the Company’s common stock submitted proxies to vote at the Special Meeting and the necessary quorum was not reached.

GNC will reconvene its Special Meeting at 10:00 A.M., Eastern Time, on May 9, 2018.

Conference Call

GNC has scheduled a live webcast to reports its first quarter 2018 financial results on April 26, 2018 at 8:30 a.m ET. To participate on the live call, listeners in North America may dial (800) 263-0877 and international listeners may dial (323) 794-2094.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through May 10, 2018.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

GNC connects customers to their best selves by offering a premium assortment of heath, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of March 31, 2018, GNC had approximately 8,900 locations, of which approximately 6,700 retail locations are in the United States (including approximately 2,400 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of the Company's products; costs of compliance and any failure on management's part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or losses of manufacturing certifications; disruptions in the distribution network; or failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand company-owned retail operations, any inability to grow the international footprint, any inability to expand the e-commerce businesses, or any inability to successfully integrate businesses that are acquired. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Same Store Sales

Same store sales for company-owned stores include point-of-sale retail sales from all domestic stores which have been operating for twelve full months following the opening period. The Company is an omnichannel retailer with capabilities that allow a customer to use more than one channel when making a purchase, including in-store and through e-commerce channels which include its wholly-owned website GNC.com and third party websites (the sales from which are included in the GNC.com business unit) where product assortment and price are controlled by the Company, in which purchases are fulfilled by direct shipment to the customer from one of the Company's distribution facilities as well as third party e-commerce vendors. In-store sales are reduced by sales originally consummated online or through mobile devices and subsequently returned in-store. Sales of membership programs, including the new PRO Access loyalty program and former Gold Card program, which is no longer offered in the U.S., as well as the net change in the deferred points liability associated with the myGNC Rewards program, are excluded from same store sales.

Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. When a store’s square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. Corporate stores are included in same store sales after the thirteenth month following a relocation or conversion to a company-owned store.

The Company also provides retail comparable same stores sales of its franchisees as well as its Canada business if meaningful to current results. While retail sales of franchisees are not included in the Company's Consolidated Financial Statements, the metric serves as a key performance indicator for its franchisees, which ultimately impacts wholesale sales, royalties and fees received from franchisees. The Company computes same store sales for its franchisees and Canada business consistent with the description of corporate same store sales above. Same store sales for international franchisees and Canada exclude the impact of foreign exchange rate changes relative to the U.S. dollar.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance, including adjusted net income, adjusted EPS, adjusted EBITDA and segment operating income as a percentage of segment revenue, adjusted to exclude gains on refranchising and certain other items as reflected in this release, and free cash flow. Adjusted EBITDA is defined as net income plus interest expense, net, loss on debt refinancing, income taxes and depreciation and amortization and certain other items as reflected in this release.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
	(unaudited)
Revenue	$607,533	$654,948
Cost of sales, including warehousing, distribution and occupancy	400,659	435,086
Gross profit	206,874	219,862
Selling, general, and administrative	160,730	166,027
Other income, net	(245)	(1,133)
Operating income	46,389	54,968
Interest expense, net	21,773	15,894
Loss on debt refinancing	16,740	—
Income before income taxes	7,876	39,074
Income tax expense	1,686	14,330
Net income	$6,190	$24,744
Earnings per share:
Basic	$0.07	$0.36
Diluted	$0.07	$0.36
Weighted average common shares outstanding:
Basic	83,232	68,246
Diluted	83,368	68,300

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended March 31,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(unaudited)
Reported	$6,190	$0.07	$24,744	$0.36
Gains on refranchising	—	—	(124)	—
Retention (1)	808	0.01	—	—
Legal charge (2)	—	—	2,097	0.03
Loss on debt refinancing	16,740	0.20	—	—
Tax effect of items above	(3,654)	(0.04)	(716)	(0.01)
Adjusted	$20,084	$0.24	$26,001	$0.38

Weighted average diluted common shares outstanding	83,368		68,300

Reconciliation of Net Income to Adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2018	2017
	(unaudited)
Net Income	$6,190	$24,744
Income tax expense	1,686	14,330
Interest expense, net	21,773	15,894
Loss on debt refinancing	16,740	—
Depreciation and amortization (3)	12,105	16,739
Retention (1)	808	—
Legal charge (2)	—	2,097
Gains on refranchising	—	(124)
Adjusted EBITDA	$59,302	$73,680

(1) Relates to incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, which vests in four installments of 25% each over the next two years on the earlier of February 2019 or the closing of the Harbin transaction, February 2019, August 2019 and February 2020.

(2) Relates to the outcome of litigation the Company pursued relating to a potential breach under its UK license agreement.

(3) The decrease in the current quarter compared with the prior year quarter was primarily due to the prior year quarter accelerated depreciation associated with the re-platforming of the GNC.com website from a third-party to a cloud-based solution, as well as long-lived asset impairments recorded within the U.S. and Canada segment for certain of our underperforming stores in the third and fourth quarter of 2017.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	Three months ended March 31,
	2018	2017
Contribution to same store sales:
Domestic retail same store sales	(1.9)%	(3.6)%
GNC.com contribution to same store sales	2.4%	(0.3)%
Total same store sales	0.5%	(3.9)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash and cash equivalents	$53,871	$64,001
Receivables, net	114,712	126,650
Inventory	507,968	485,732
Prepaid and other current assets	78,677	66,648
Total current assets	755,228	743,031
Long-term assets:
Goodwill	141,200	141,029
Brand name	324,400	324,400
Other intangible assets, net	97,963	99,715
Property, plant and equipment, net	179,547	186,562
Other long-term assets	29,423	25,026
Total long-term assets	772,533	776,732
Total assets	$1,527,761	$1,519,763
Current liabilities:
Accounts payable	$175,151	$153,018
Current debt	213,111	—
Deferred revenue and other current liabilities	115,213	114,081
Total current liabilities	503,475	267,099
Long-term liabilities:
Long-term debt	1,062,778	1,297,023
Deferred income taxes	56,923	56,060
Other long-term liabilities	83,831	85,502
Total long-term liabilities	1,203,532	1,438,585
Total liabilities	1,707,007	1,705,684
Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,002,604	1,001,315
Retained earnings	550,046	543,814
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(6,677)	(5,831)
Total stockholders’ deficit	(179,246)	(185,921)
Total liabilities and stockholders’ deficit	$1,527,761	$1,519,763

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2018	2017
	(unaudited)
Cash flows from operating activities:
Net income	$6,190	$24,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,105	16,739
Amortization of debt costs	3,609	3,288
Stock-based compensation	1,512	1,410
Gains on refranchising	—	(124)
Loss on debt refinancing	16,740	—
Third-party fees associated with refinancing	(15,753)	—
Changes in assets and liabilities:
Decrease in receivables	11,840	5,890
(Increase) in inventory	(22,766)	(15,921)
(Increase) in prepaid and other current assets	(9,473)	(11,871)
Increase in accounts payable	21,791	27,411
Increase (decrease) in deferred revenue and accrued liabilities	388	(5,660)
Other operating activities	(1,111)	197
Net cash provided by operating activities	25,072	46,103

Cash flows from investing activities:
Capital expenditures	(3,732)	(13,906)
Refranchising proceeds	465	1,344
Store acquisition costs	(116)	(98)
Net cash used in investing activities	(3,383)	(12,660)

Cash flows from financing activities:
Borrowings under revolving credit facility	50,000	64,000
Payments on revolving credit facility	(32,500)	(91,000)
Payments on Tranche B-1 Term Loan	(1,138)	(1,138)
Payments on Tranche B-2 Term Loan	(10,700)	—
Original Issuance Discount and revolving credit facility fees	(35,216)	—
Deferred fees associated with pending equity transaction	(2,183)	—
Minimum tax withholding requirements	(223)	(229)
Net cash used in financing activities	(31,960)	(28,367)

Effect of exchange rate changes on cash and cash equivalents	141	332
Net (decrease) increase in cash and cash equivalents	(10,130)	5,408
Beginning balance, cash and cash equivalents	64,001	34,464
Ending balance, cash and cash equivalents	$53,871	$39,872

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Three months ended March 31,
	2018	2017
	(unaudited)

Net cash provided by operating activities	$25,072	$46,103
Capital expenditures	(3,732)	(13,906)
Refranchising proceeds	465	1,344
Store acquisition costs	(116)	(98)
Third-party fees associated with refinancing	15,753	—
Free cash flow	$37,442	$33,443

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended March 31,
	2018	2017
	(unaudited)
Revenue:
U.S. and Canada	$512,414	$536,621
International	40,065	39,751
Manufacturing / Wholesale:
Intersegment revenues	64,663	61,298
Third-party	55,054	55,834
Subtotal Manufacturing / Wholesale	119,717	117,132
Total reportable segment revenues	672,196	693,504
Other	—	22,742
Elimination of intersegment revenues	(64,663)	(61,298)
Total revenue	$607,533	$654,948
Operating income:
U.S. and Canada	$43,490	$50,490
International	14,464	14,869
Manufacturing / Wholesale	14,964	17,267
Total reportable segment operating income	72,918	82,626
Corporate costs	(26,479)	(28,074)
Other	(50)	416
Unallocated corporate and other costs	(26,529)	(27,658)
Total operating income	$46,389	$54,968

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Three months ended March 31,
	2018	2017
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,423	3,513
Store openings	5	19
Acquired franchise stores(b)	6	12
Franchise conversions(c)	—	(1)
Store closings	(49)	(44)
End of period balance	3,385	3,499
Domestic Franchise:
Beginning of period balance	1,099	1,178
Store openings	5	6
Acquired franchise stores(b)	(6)	(12)
Franchise conversions(c)	—	1
Store closings	(15)	(9)
End of period balance	1,083	1,164
International(d):
Beginning of period balance	2,015	1,973
Store openings	16	22
Store closings	(22)	(46)
End of period balance	2,009	1,949
Store-within-a-store (Rite Aid):
Beginning of period balance	2,418	2,358
Store openings	16	16
Store closings	(6)	(3)
End of period balance	2,428	2,371
Total Stores	8,905	8,983
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland and China.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Adoption of New Revenue Recognition Standard

The Company adopted Accounting Standards Update 2014-09 (Revenue from Contracts with Customers) during the first quarter of fiscal 2018 using the full retrospective method.

The adoption of the new revenue standard does not impact recognition of point-of-sale revenue in company-owned stores, most wholesale sales, royalties and sublease revenue, together which account for approximately 90% of the Company’s revenue. In addition, the new standard has no impact on the timing or classification of the Company’s cash flows as reported in the Consolidated Statement of Cash Flows and is not expected to have a significant impact on the Company’s Consolidated Statement of Operations. The impact to the applicable quarterly periods in 2017 are presented below for the Consolidated Statements of Operations and by reportable segment.

	Three months ended March 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands, except per share amounts)
Revenue	$644,838	$983	$3,086	$6,041	$10,110	$654,948
Cost of sales (1)	431,867	—	2,624	595	3,219	435,086
Gross profit	212,971	983	462	5,446	6,891	219,862
SG&A (2)	160,581	—	—	5,446	5,446	166,027
Gains on refranchising	(154)	30	—	—	30	(124)
Other income, net	(1,009)	—	—	—	—	(1,009)
Operating income	53,553	953	462	—	1,415	54,968
Interest expense, net	15,894	—	—	—	—	15,894
Income before income taxes	37,659	953	462	—	1,415	39,074
Income tax expense	13,809	350	171	—	521	14,330
Net income	$23,850	$603	$291	$—	$894	$24,744
Earnings per share:
Basic	$0.35	$0.01	$—	$—	$0.01	$0.36
Diluted	$0.35	$0.01	$—	$—	$0.01	$0.36

Adjusted net income (3)	$25,088	$622	$291	$—	$913	$26,001
Adjusted diluted EPS (3)	$0.37	$0.01	$—	$—	$0.01	$0.38

	Three months ended June 30, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands, except per share amounts)
Revenue	$640,994	$1,353	$1,542	$6,349	$9,244	$650,238
Cost of sales (1)	428,271	—	1,342	842	2,184	430,455
Gross profit	212,723	1,353	200	5,507	7,060	219,783
SG&A (2)	154,033	—	—	5,507	5,507	159,540
Long-lived asset impairments	19,356	—	—	—	—	19,356
Other income, net	(486)	—	—	—	—	(486)
Operating income	39,820	1,353	200	—	1,553	41,373
Interest expense, net	16,067	—	—	—	—	16,067
Income before income taxes	23,753	1,353	200	—	1,553	25,306
Income tax expense	8,092	497	73	—	570	8,662
Net income	$15,661	$856	$127	$—	$983	$16,644
Earnings per share:
Basic	$0.23	$0.01	$—	$—	$0.01	$0.24
Diluted	$0.23	$0.01	$—	$—	$0.01	$0.24

Adjusted net income (3)	$27,841	$856	$127	$—	$983	$28,824
Adjusted diluted EPS (3)	$0.41	$0.01	$—	$—	$0.01	$0.42

	Three months ended September 30, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands, except per share amounts)
Revenue	$609,469	$(360)	$(1,925)	$5,769	$3,484	$612,953
Cost of sales (1)	412,663	—	(1,681)	679	(1,002)	411,661
Gross profit	196,806	(360)	(244)	5,090	4,486	201,292
SG&A (2)	150,961	—	—	5,090	5,090	156,051
Gains on refranchising	(230)	40	—	—	40	(190)
Long-lived asset impairments	3,861	—	—	—	—	3,861
Other loss, net	1,769	—	—	—	—	1,769
Operating income	40,445	(400)	(244)	—	(644)	39,801
Interest expense, net	16,339	—	—	—	—	16,339
Income before income taxes	24,106	(400)	(244)	—	(644)	23,462
Income tax expense	2,643	(146)	(91)	—	(237)	2,406
Net income	$21,463	$(254)	$(153)	$—	$(407)	$21,056
Earnings per share:
Basic	$0.31	$—	$—	$—	$—	$0.31
Diluted	$0.31	$—	$—	$—	$—	$0.31

Adjusted net income (3)	$22,228	$(229)	$(153)	$—	$(382)	$21,846
Adjusted diluted EPS (3)	$0.32	$—	$—	$—	$—	$0.32

	Three months ended December 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands, except per share amounts)
Revenue	$557,737	$1,493	$(1,672)	$5,265	$5,086	$562,823
Cost of sales (1)	380,190	—	(1,452)	600	(852)	379,338
Gross profit	177,547	1,493	(220)	4,665	5,938	183,485
SG&A (2)	137,986	—	—	4,665	4,665	142,651
Long-lived asset impairments	434,577	—	—	—	—	434,577
Other income, net	(785)	—	—	—	—	(785)
Operating loss	(394,231)	1,493	(220)	—	1,273	(392,958)
Interest expense, net	15,921	—	—	—	—	15,921
Gain on convertible debt and debt refinancing costs	(10,996)	—	—	—	—	(10,996)
Loss before income taxes	(399,156)	1,493	(220)	—	1,273	(397,883)
Income tax benefit (4)	(189,331)	4,606	(452)	—	4,154	(185,177)
Net loss	$(209,825)	$(3,113)	$232	$—	$(2,881)	$(212,706)
Loss per share:
Basic	$(2.99)	$(0.04)	$—	$—	$(0.04)	$(3.03)
Diluted	$(2.99)	$(0.04)	$—	$—	$(0.04)	$(3.03)

Adjusted net income (3)	$17,689	$962	$(139)	$—	$823	$18,512
Adjusted diluted EPS (3)	$0.25	$0.01	$—	$—	$0.01	$0.26

	Year ended December 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands, except per share amounts)
Revenue	$2,453,038	$3,469	$1,031	$23,424	$27,924	$2,480,962
Cost of sales (1)	1,652,991	—	833	2,716	3,549	1,656,540
Gross profit	800,047	3,469	198	20,708	24,375	824,422
SG&A (2)	603,561	—	—	20,708	20,708	624,269
Gains on refranchising	(384)	70	—	—	70	(314)
Long-lived asset impairments	457,794	—	—	—	—	457,794
Other income, net	(511)	—	—	—	—	(511)
Operating loss	(260,413)	3,399	198	—	3,597	(256,816)
Interest expense, net	64,221	—	—	—	—	64,221
Gain on convertible debt and debt refinancing costs	(10,996)	—	—	—	—	(10,996)
Loss before income taxes	(313,638)	3,399	198	—	3,597	(310,041)
Income tax benefit (4)	(164,787)	5,307	(299)	—	5,008	(159,779)
Net loss	$(148,851)	$(1,908)	$497	$—	$(1,411)	$(150,262)
Loss per share:
Basic	$(2.16)	$(0.03)	$0.01	$—	$(0.02)	$(2.18)
Diluted	$(2.16)	$(0.03)	$0.01	$—	$(0.02)	$(2.18)

Adjusted net income (3)	$92,846	$2,211	$126	$—	$2,337	$95,183
Adjusted diluted EPS (3)	$1.35	$0.03	$—	$—	$0.03	$1.38
(1) Includes warehousing, distribution and occupancy
(2) Defined as selling, general and administrative expense.
(3) Adjusted for certain expenses as previously defined in prior earnings releases.
(4) Adjustments include $3.7 million non-cash tax expense related to the remeasurement of the applicable net deferred tax assets in connection with the 2017 Tax Act.

The impact of adoption of the new revenue recognition standard on the Company's reportable segments was as follows:

	Three months ended March 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands)
Revenue:
U.S. and Canada	$530,179	$401	$—	$6,041	$6,442	$536,621
International	39,417	334	—	—	334	39,751
Manufacturing / Wholesale
Intersegment revenues	61,298	—	—	—	—	61,298
Third party	52,500	248	3,086	—	3,334	55,834
Subtotal Manufacturing / Wholesale	113,798	248	3,086	—	3,334	117,132
Total reportable segment revenues	683,394	983	3,086	6,041	10,110	693,504
Other	22,742	—	—	—	—	22,742
Elimination of intersegment revenues	(61,298)	—	—	—	—	(61,298)
Total revenue	$644,838	$983	$3,086	$6,041	$10,110	$654,948
Operating income:
U.S. and Canada	$50,119	$371	$—	$—	$371	$50,490
International	14,535	334	—	—	334	14,869
Manufacturing / Wholesale	16,557	248	462	—	710	17,267
Total reportable segment operating income	81,211	953	462	—	1,415	82,626
Corporate costs	(28,074)	—	—	—	—	(28,074)
Other	416	—	—	—	—	416
Unallocated corporate costs and other	(27,658)	—	—		—	(27,658)
Total operating income	$53,553	$953	$462	$—	$1,415	$54,968

	Three months ended June 30, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands)
Revenue:
U.S. and Canada	$520,804	$661	$—	$6,349	$7,010	$527,814
International	43,631	182	—	—	182	43,813
Manufacturing / Wholesale
Intersegment revenues	56,000	—	—	—	—	56,000
Third party	53,945	510	1,542	—	2,052	55,997
Subtotal Manufacturing / Wholesale	109,945	510	1,542	—	2,052	111,997
Total reportable segment revenues	674,380	1,353	1,542	6,349	9,244	683,624
Other	22,614	—	—	—	—	22,614
Elimination of intersegment revenues	(56,000)	—	—	—	—	(56,000)
Total revenue	$640,994	$1,353	$1,542	$6,349	$9,244	$650,238
Operating income:
U.S. and Canada	$51,829	$661	$—	$—	$661	$52,490
International	15,605	182	—	—	182	15,787
Manufacturing / Wholesale	17,927	510	200	—	710	18,637
Total reportable segment operating income	85,361	1,353	200	—	1,553	86,914
Corporate costs	(26,207)	—	—	—	—	(26,207)
Other	(19,334)	—	—	—	—	(19,334)
Unallocated corporate costs and other	(45,541)	—	—	—	—	(45,541)
Total operating income	$39,820	$1,353	$200	$—	$1,553	$41,373

	Three months ended September 30, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands)
Revenue:
U.S. and Canada	$486,282	$332	$—	$5,769	$6,101	$492,383
International	49,057	(599)	—	—	(599)	48,458
Manufacturing / Wholesale
Intersegment revenues	58,037	—	—	—	—	58,037
Third party	53,304	(93)	(1,925)	—	(2,018)	51,286
Subtotal Manufacturing / Wholesale	111,341	(93)	(1,925)	—	(2,018)	109,323
Total reportable segment revenues	646,680	(360)	(1,925)	5,769	3,484	650,164
Other	20,826	—	—	—	—	20,826
Elimination of intersegment revenues	(58,037)	—	—	—	—	(58,037)
Total revenue	$609,469	$(360)	$(1,925)	$5,769	$3,484	$612,953
Operating income:
U.S. and Canada	$31,572	$292	$—	$—	$292	$31,864
International	16,768	(599)	—	—	(599)	16,169
Manufacturing / Wholesale	19,505	(93)	(244)	—	(337)	19,168
Total reportable segment operating income	67,845	(400)	(244)	—	(644)	67,201
Corporate costs	(25,558)	—	—	—	—	(25,558)
Other	(1,842)	—	—	—	—	(1,842)
Unallocated corporate costs and other	(27,400)	—	—	—	—	(27,400)
Total operating income	$40,445	$(400)	$(244)	—	$(644)	$39,801

	Three months ended December 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands)
Revenue:
U.S. and Canada	$456,179	$669	$—	$5,265	$5,934	$462,113
International	45,254	502	—	—	502	45,756
Manufacturing / Wholesale
Intersegment revenues	56,160	—	—	—	—	56,160
Third party	56,304	322	(1,672)	—	(1,350)	54,954
Subtotal Manufacturing / Wholesale	112,464	322	(1,672)	—	(1,350)	111,114
Total reportable segment revenues	613,897	1,493	(1,672)	5,265	5,086	618,983
Other	—	—	—	—	—	—
Elimination of intersegment revenues	(56,160)	—	—	—	—	(56,160)
Total revenue	$557,737	$1,493	$(1,672)	$5,265	$5,086	$562,823
Operating loss:
U.S. and Canada	$(379,616)	$669	$—	$—	$669	$(378,947)
International	13,660	502	—	—	502	14,162
Manufacturing / Wholesale	(5,999)	322	(220)	—	102	(5,897)
Total reportable segment operating loss	(371,955)	1,493	(220)	—	1,273	(370,682)
Unallocated corporate costs	(22,276)	—	—	—	—	(22,276)
Total operating loss	$(394,231)	$1,493	$(220)	$—	$1,273	$(392,958)

	Year ended December 31, 2017
	As Previously Reported	Franchise Fees	Specialty Manufacturing	Cooperative Advertising and Other Franchise Support Fees	Total Adjustments	As Revised
	(in thousands)
Revenue:
U.S. and Canada	$1,993,444	$2,063	$—	$23,424	$25,487	$2,018,931
International	177,359	419	—	—	419	177,778
Manufacturing / Wholesale
Intersegment revenues	231,495	—	—	—	—	231,495
Third party	216,053	987	1,031	—	2,018	218,071
Subtotal Manufacturing / Wholesale	447,548	987	1,031	—	2,018	449,566
Total reportable segment revenues	2,618,351	3,469	1,031	23,424	27,924	2,646,275
Other	66,182	—	—	—	—	66,182
Elimination of intersegment revenues	(231,495)	—	—	—	—	(231,495)
Total revenue	$2,453,038	$3,469	$1,031	$23,424	$27,924	$2,480,962
Operating loss:
U.S. and Canada	$(246,097)	$1,993	$—	$—	$1,993	$(244,104)
International	60,568	419	—	—	419	60,987
Manufacturing / Wholesale	47,990	987	198	—	1,185	49,175
Total reportable segment operating loss	(137,539)	3,399	198	—	3,597	(133,942)
Corporate costs	(102,114)	—	—	—	—	(102,114)
Other	(20,760)	—	—	—	—	(20,760)
Unallocated corporate costs and other	(122,874)	—	—	—	—	(122,874)
Total operating loss	$(260,413)	$3,399	$198	$—	$3,597	$(256,816)

Contacts:
Investors:    Matt Milanovich, Senior Director - Investor Relations, Analysis & Strategy , (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com